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                              COMMERCIAL ASSETS, INC.
                    ANNOUNCES AGREEMENT TO SPIN OFF CERTAIN ASSETS


DENVER, COLORADO, February 3, 1998 (AMEX: CAX)

     Commercial Assets, Inc. ("CAX") announced that it has reached agreement with CAII Holdings, Inc. ("Holdings") and the stockholder of Holdings to cause certain assets of CAX to be contributed to Holdings and to distribute all outstanding stock of Holdings to the stockholders of CAX. Holdings is a corporation wholly-owned by Terry Considine, CAX's co-Chairman and co-Chief Executive Officer.

     It is CAX's intent to use Holdings as a vehicle for holding property and performing services that CAX is limited or prohibited from holding or providing due to CAX's election to be taxed as a real estate investment trust. CAX is finalizing which assets will be contributed to Holdings. Any transfer of assets or services to Holdings will be at market rates and approved by the independent members of the Board of Directors, and if market rates are difficult to ascertain, the pricing will favor CAX.

     CAX has entered into a Contribution Agreement pursuant to which CAX will contribute certain assets to Holdings and, in return, the stock of Holdings will be contributed to CAX or a subsidiary of CAX. Following the contribution of Holdings stock, CAX will agree to contribute additional assets to Holdings with the intent of creating a stand-alone entity meeting the requirements for listing on the American Stock Exchange ("AMEX") or NASDAQ National Market, and if CAX is successful in listing the Holdings stock on the AMEX or NASDAQ National Market, the stock of Holdings will be distributed to the stockholders of CAX. If CAX is unable to list the Holdings stock on the AMEX or NASDAQ National Market, Holdings will remain a direct or indirect subsidiary of CAX and CAX will pay to the former stockholder of Holdings an amount necessary to compensate the former Holdings stockholder for the value of such stock on January 31, 1998. Consummation of the transaction is subject to the approval of CAX's independent members of the board of directors.

Contact:        Terry Considine, Co-Chief Executive Officer (303)691-4330